Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitle “Management,” filed by Cactus, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: January 12, 2018

/s/ Michael McGovern
Name: Michael McGovern